U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   McCormick, Michael D.
   10333 North Meridian Street, Suite 300
   Indianapolis, IN USA 46290
2. Issuer Name and Ticker or Trading Symbol
   Bindley Western Industries, Inc. BDY
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   03/31/98
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   (x) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   Executive Vice President

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common Stock               |3/4/98|M   | |10000             |A  |8.71       |                   |      |                           |
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Common Stock               |3/4/98|S   | |10000             |D  |34.00      |                   |      |                           |
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Common Stock               |3/24/9|M   | |10000             |A  |8.71       |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/24/9|S   | |10000             |D  |35.00      |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/25/9|M   | |12500             |A  |8.71       |                   |      |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |3/25/9|S   | |12500             |D  |36.00      |14600              |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |1656               |I     |401(k) Plan [1]            |
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Common Stock               |      |    | |                  |   |           |972                |I     |Family Foundation          |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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Option To Buy         |8.71    |3/4/9|M   | |           |100|12/12|12/12|Common Stock|10,000 |       |            |   |            |
                      |        |8    |    | |           |00 |/90  |/99  |            |       |       |            |   |            |
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Option To Buy         |8.71    |3/24/|M   | |           |100|12/12|12/12|Common Stock|10,000 |       |            |   |            |
                      |        |98   |    | |           |00 |/90  |/99  |            |       |       |            |   |            |
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Option To Buy         |8.71    |3/25/|M   | |           |125|12/12|12/12|Common Stock|12,500 |       |0           |D  |            |
                      |        |98   |    | |           |00 |/90  |/99  |            |       |       |            |   |            |
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Explanation of Responses:
1. Profit Sharing 401(k) Plan


SIGNATURE OR REPORTING PERSON
Michael D. McCormick
DATE
4/8/98